CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

OF

GRAIL ADVISORS’ ALPHA ETF TRUST

(Pursuant to Section 3810 of the Delaware Statutory Trust Act)

Grail Advisors’ Alpha ETF Trust (hereinafter called the “Trust”), a business trust organized and existing under and by virtue of the Statutory Trust Act of the State of Delaware, does hereby certify:

1. The name of the statutory trust is Grail Advisors’ Alpha ETF Trust.

2. Article FIRST of the Certificate of Trust of the Trust is hereby amended to read as follows:

The name of the statutory trust formed hereby is the “Grail Advisors Alpha ETF Trust (the “Trust”).

3. The undersigned person is a trustee of the Trust.

4. This Certificate of Amendment to Certificate of Trust shall be effective upon filing in the Office of the Secretary of State of the State of Delaware.

Executed on this 25th day of March, 2008.

Grail Advisors Alpha ETF Trust

By:	/s/ Darlene T. DeRemer
Darlene T. DeRemer, Trustee